EXHIBIT 10.8

EXECUTION COPY

DTH AGREEMENT

by and among

GRUPO TELEVISA, S.A.,

THE NEWS CORPORATION LIMITED,

INNOVA, S. de R.L. de C.V.,

THE DIRECTV GROUP, INC. and

DIRECTV LATIN AMERICA LLC

Dated as of October 8, 2004

- ii -

DTH AGREEMENT

DTH AGREEMENT, dated as of October 8, 2004 (this “Agreement”), by and among Grupo Televisa, S.A., a Mexican corporation (“Televisa”), The News Corporation Limited, an Australian corporation (“News”), Innova, S. de R.L. de C.V., a Mexican limited liability company with variable capital (“Innova”), The DIRECTV Group, Inc., a Delaware corporation (“DIRECTV”), and DIRECTV Latin America LLC, a Delaware limited liability company (“DTVLA”). As used herein, defined terms for each of the Parties shall include each Party’s respective successors and permitted assigns. Capitalized terms used herein but not defined upon first usage have the meanings given to them in Article I hereof.

RECITALS

WHEREAS, based upon the operating results, financial condition, and prospects of Galaxy Mexico, the company’s partners have concluded that Galaxy Mexico is a failing business without a viable future and have announced their intention to cease funding Galaxy Mexico;

WHEREAS, in view of the insolvency of Galaxy Mexico without further funding from its partners, Galaxy Mexico has determined to discontinue its operations;

WHEREAS, News supports this action to enable it to comply with its non-competition agreements with, and certain other obligations to, Televisa; and

WHEREAS, the Parties hereto desire to enter into certain transactions in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of the parties hereto agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person (it being understood that for all purposes of this Agreement and the Ancillary Agreements (i) Innova, Innova Holdings and their respective subsidiaries shall be deemed not to be Affiliates of any other Party (other than of each other), (ii) DIRECTV and its subsidiaries shall be deemed not to be Affiliates of News, and (iii) News and its subsidiaries (other than DIRECTV and its subsidiaries) shall be deemed not to be Affiliates of DIRECTV.

“Amended and Restated Social Part Holders Agreement” means the Amended and Restated Social Part Holders Agreement, dated the date hereof, by and among Innova, Televisa, News and certain shareholders of Innova, as the same may be amended, modified or supplemented from time to time.

“Ancillary Agreements” means the Amended and Restated Social Part Holders Agreement, the World Cup Settlement Agreement, the Release of Guaranty, the MCOP Assignment, Assumption and Release, the Purchase Agreement, the Option Agreement, the Release and Waiver of Claims and all other agreements and instruments being executed in connection herewith and therewith, each as amended, modified or supplemented from time to time.

“Arbitrator” shall have the meaning set forth in Section 7.5(a).

“Business Day” means any day on which banking institutions in New York City and Mexico City are not authorized or obligated by law to close.

“Central American Countries” means Panama, Costa Rica, Nicaragua, Guatemala, Honduras, El Salvador, Belize, Haiti, the Dominican Republic and Cuba.

“Central American Shut-Down Date” means, with respect to any Central American Country, the date on which (i) any LOA relating to operations in such Central American Country has been terminated or assigned, at Innova’s request, to Innova or one of its subsidiaries, and (ii) such Central American Platform has ceased to receive a satellite television signal under such LOA or otherwise from any Specified Entity (other than Innova or its subsidiaries).

“Central American Platform” means any DTH Business (other than Innova Holdings, Innova and its subsidiaries) serving any of the Central American Countries in which DIRECTV and/or News and/or any of their respective Affiliates, directly or indirectly, own an aggregate of at least 15% of the equity or with which any Specified Entity has an operating agreement or similar arrangement.

“Cisneros” shall have the meaning set forth in Section 5.2(c).

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of voting securities, by contract, or otherwise.

“Covered Claims” shall have the meaning set forth in Section 3.1(a).

“DIRECTV” means The DIRECTV Group, Inc., a Delaware corporation formerly known as Hughes Electronics Corporation, and its successors and permitted assigns.

“Dispute” shall have the meaning set forth in Section 7.5.

“DTH Business” means any business or enterprise which owns or operates a direct-to-home satellite system which transmits multiple television channels via satellite directly to integrated decoders/receivers operated by end-viewers in a manner that allows such end-viewers to access television channels to which they subscribe (whether on a tiered, a la carte or pay-per-view basis), provided that the following shall not, on its own, be deemed to be DTH Businesses for the purposes of this Agreement: (a) the ownership or operation of one or more satellites or satellite transponders; (b) the provision of satellite transponder services to any Person or Persons; (c) the ownership or operation of one or more Internet services, sites or portals; (d) the ownership or operation of one or more television channels or other television programming services, whether or not they are provided to one or more direct-to-home satellite systems; and (e) the ownership or operation of any means of distributing or delivering television channels or other television programming signals other than through a direct-to-home satellite system which transmits multiple television channels as provided above.

“DTH Techco” means DTH Techco Partners, a Delaware general partnership formed pursuant to the DTH Techco Partnership Agreement.

“DTH Techco Partnership Agreement” means Amended and Restated Agreement of Partnership of DTH Techco Partners, dated as of July 25, 1997, by and among News America DTH Techco Inc., a Delaware corporation, DTH USA, Inc., a Delaware corporation, Televisa DTH Techco, Inc., a Delaware corporation and TCI Argentina, Inc., a Colorado corporation, as the same may be amended, modified or supplemented from time to time.

“DTVLA” means DirecTV Latin America LLC, a Delaware limited liability company, and its successors and permitted assigns.

“DTVLA Group Member” shall have the meaning set forth in Section 2.2(b).

“Forbearance Period” shall have the meaning set forth in Section 3.1(a).

“Galaxy Mexico” means Grupo Galaxy Mexicana S. de R.L. de C.V., a Mexican limited liability company with variable capital, and its successors and permitted assigns.

“Galaxy Mexico Shut-Down Date” means the date on which (i) all DTH Business operations of Galaxy Mexico have finally ceased, (ii) Galaxy Mexico has ceased to send a signal to its subscribers, and (iii) Galaxy Mexico has made all filings with Governmental Authorities and taken all other actions reasonably requested by the Company to irrevocably cancel, terminate and revoke any concessions held by Galaxy Mexico or its subsidiaries relating to the installation, operation or exploitation of a satellite television system in Mexico.

“Globo” shall have the meaning set forth in Section 5.2(b).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Party” shall have the meaning set forth in Section 4.1.

“Indemnifying Party” shall have the meaning set forth in Section 4.2(a).

“Innova” means Innova, S. de R.L. de C.V., a Mexican limited liability company with variable capital, and its successors and permitted assigns.

“Innova Holdings” means Innova Holdings, S. de R.L. de C.V., a Mexican limited liability company with variable capital, and its successors and permitted assigns.

“Innova/PanAmSat Guarantees” means the Guarantees, dated as of February 8, 1999, by each of Televisa, News and Liberty in favor of PanAmSat, relating to the obligations of Corporación de Radio y Televisión del Norte, S. de R.L. de C.V. (formerly a S.A. de C.V.) under the Innova Transponder Services Agreement, as the same may be amended, modified or supplemented from time to time.

“Innova/Techco Services Agreement” means the Technical Services Agreement, dated January 1, 1998, by and between DTH Techco and Corporación Novavisión, S. de R.L. de C.V., as the same may be amended, modified or supplemented from time to time.

“Innova Transponder Services Agreement” means the Transponder Services Agreement, dated February 8, 1999, by and between PanAmSat and Corporación de Radio y Televisión del Norte, S. de R.L. de C.V., as the same may be amended, modified or supplemented from time to time.

“Latin American Platform” means any DTH Business serving Latin America (including Puerto Rico, but excluding Mexico, Brazil and the Central American Countries) in which News, DIRECTV and/or DTVLA, directly or indirectly, own an aggregate of at least 15% of the equity or with which any Specified Entity has an operating agreement or similar arrangement.

“Liberty” means Liberty Media International, Inc., a Delaware corporation formerly known as Tele-Communications International, Inc., and its successors and permitted assigns.

“LOA” means each of DTVLA’s local operating agreements listed on Exhibit A hereto.

“Losses” means any liabilities (including all interest and expenses together with any tax thereon), obligations, losses, actual, consequential and punitive damages, fines, penalties, claims, actions, suits, judgments or amounts paid in settlement, of any nature or kind, including all costs, expenses and disbursements (including cost of investigation by, and reasonable attorneys’, accountants’ and expert witnesses’ fees and expenses payable to, third parties).

“MCOP” means Sky Multi-Country Partners, a Delaware general partnership formed pursuant to the MCOP Partnership Agreement.

“MCOP Agreements” means, collectively, the MCOP Partnership Agreement and the Multi-Country MOU.

“MCOP/PanAmSat Guarantee” means the Guaranty, dated as of March 8, 1998, by Televisa in favor of PanAmSat, relating to the obligations of MCOP under the MCOP Transponder Services Agreement, as the same may be amended, modified or supplemented from time to time.

“MCOP Partnership Agreement” means the Agreement of General Partnership of Sky Multi-Country Partners, dated as of October 24, 1997, by and among DTH USA, Inc., a Delaware corporation, SESLA, Inc., a Delaware corporation, Televisa MCOP Holdings, Inc., a Delaware corporation, and TCI Multicountry DTH, Inc., a Colorado corporation, as the same may be amended, modified or supplemented from time to time.

“MCOP Purchase Agreement” shall have the meaning set forth in Section 2.4.

“MCOP/Techco Services Agreement” means the Technical Services Agreement, dated as of January 1, 1998, by and between DTH Techco and MCOP, as the same may be amended, modified or supplemented from time to time.

“MCOP Transponder Services Agreement” means the Transponder Services Agreement, dated as of March 5, 1998, by and between PanAmSat and MCOP, as the same may be amended, modified or supplemented from time to time.

“Minimum Holding” shall have the meaning ascribed to that term in the Amended and Restated Social Part Holders Agreement.

“Multi-Country MOU” means the Multi-Country DTH Platform Memorandum of Understanding, dated as of July, 1996, by and among Televisa, News, Globo and Liberty.

“News” means The News Corporation Limited, an Australian corporation, and its successors and permitted assigns.

“News/DIRECTV Transaction” means the transactions contemplated by (i) the Stock Purchase Agreement, dated as of April 9, 2003, pursuant to which News acquired GM’s approximate 19.9% interest in DIRECTV, and (ii) the Agreement and Plan of Merger, dated as of April 9, 2003, pursuant to which News acquired, through a merger of a subsidiary, an additional 14.1% of DIRECTV.

“News Parent” shall have the meaning set forth in Section 7.3(b).

“North American Platform MOU” means the North American Platform Memorandum of Understanding, by and among Televisa, News and Liberty, dated as of July     , 1996.

“Novavision” means Corporación Novavisión, S. de R.L. de C.V., a Mexican limited liability company with variable capital, and its successors and permitted assigns.

“Option Agreement” means the Option Agreement, dated the date hereof, by and among Innova, Innova Holdings and News.

“PanAmSat” means PanAmSat International Services, Inc., a Delaware corporation formerly known as PanAmSat Corporation, and its successors and permitted assigns.

“Party” means each of Televisa, News, Innova, DIRECTV and DTVLA.

“Person” means any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other entity of any nature whatsoever.

“Process Agent” shall have the meaning set forth in Section 7.4(b).

“Purchase Agreement” means the Purchase and Sale Agreement, dated as of the date hereof, by and between Novavision and Galaxy Mexico, as the same may be amended, modified or supplemented from time to time.

“Release and Waiver of Claims” means the Release and Waiver of Claims to be executed and delivered by Televisa, News, DTVLA and their Affiliates as contemplated in Section 3.3.

“Release of Guaranty” means that certain Release of Guaranty executed by PanAmSat of even date herewith

“ROW Platform” means any DTH Business serving areas other than the United States and Latin America (including Brazil) in which News and/or DIRECTV and/or any of their respective Affiliates, directly or indirectly, own more than 50% of the voting or economic interest, or over which News and/or DIRECTV and/or any of their Affiliates otherwise exercises management control, or with which any Specified Entity has an operating agreement or similar arrangement (it being acknowledged by the Parties that, as of the date hereof, Sky Italia Srl is the sole ROW Platform).

“Sky Agreements” means, collectively, (i) the DTH Techco Partnership Agreement, and (ii) the Agreement of General Partnership of Sky Latin America Partners by and among DTH USA, Inc., SESLA, Inc., Televisa DTH Techco, Inc. and TCI Cable Holding Company I, dated as of April 15, 1998, and (iii) the Amended and Restated Social Part Holders Agreement, each as the same may be amended, modified or supplemented from time to time.

“Specified Entity” means (i) DIRECTV, DTVLA and/or News and/or any of their respective Affiliates, (ii) any entity in which DIRECTV, DTVLA and/or News and/or any of their respective Affiliates, directly or indirectly, own an aggregate equity interest equal to or greater than the Specified Percentage (or, in the case of any “ROW Platform”, otherwise exercise management control), and/or (iii) any Controlled Affiliate of any entity referred to in clause (ii) above. For purposes of this definition, the term “Specified Percentage” means (i) 15% when the term “Specified Entity” is used in the definition of “Central American Platform,” “Central American Shut-Down Date,” “Latin American Platform,” and “U.S. Platform”, (ii) more than 50% when the term “Specified Entity” is used in the definition of “ROW Platform” and (iii) 10% when the term “Specified Entity” is used in Sections 5.2(b) and (c).

“Submission Period” shall have the meaning set forth in Section 7.5(c).

“Subscriber” means, with respect to a DTH Business, a residential subscriber of the satellite television service offered by such DTH Business, determined in accordance with policies and procedures of such DTH Business as in effect from time to time.

“Televisa” means Grupo Televisa, S.A., a Mexican corporation, and its successors and permitted assigns.

“Televisa Channel” means any channel that is wholly owned or controlled (including through the holding of exclusive pay television distribution rights) by (i) Televisa or any of its Affiliates or (ii) any Person in which Televisa or any of its Affiliates has (x) a direct or indirect equity interest of at least 50% or (y) a direct or indirect equity interest of at least 33.33% and significant veto or other governance rights.

“U.S. Platform” means any DTH Business serving the United States or Canada in which News and/or DIRECTV and/or any of their Affiliates, directly or indirectly, own an aggregate of at least 15% of the equity or with which any Specified Entity has an operating agreement or similar arrangement.

“World Cup Settlement Agreement” means the World Cup Mutual Release and Settlement Agreement, dated the date hereof, by and among Televisa, DTVLA and certain of their Affiliates, as the same may be amended, modified or supplemented from time to time.

Section 1.2 Interpretation and Construction of Terms. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles, Sections, Exhibits and Schedules to this Agreement unless the context shall otherwise require. The table of contents and headings are inserted for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement. Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next Business Day.

ARTICLE II

DTH TRANSACTIONS

Section 2.1 Purchase Agreement. Simultaneously with the execution and delivery of this Agreement, Novavision and Galaxy Mexico are executing and delivering the Purchase Agreement.

Section 2.2 Central American Platforms.

(a) DTVLA agrees in good faith to cooperate with Innova in obtaining any consents from third parties, including local partners, necessary to permit the disclosure to Innova and its representatives of information concerning the Central American Platforms, and, subject to any existing contractual restrictions, to provide to Innova all information reasonably requested concerning the Central American Platforms; provided, however, that DTVLA shall not have any obligation to pay any consideration in order to obtain any such consent.

(b) DTVLA shall take all commercially reasonable actions necessary to cause the Central American Shut-Down Date to occur in such Central American Country as promptly as practicable at DTVLA’s sole cost (except as provided below). If Innova notifies DTVLA of Innova’s intention to offer DTH service in a Central American Country, then (i) DTVLA shall take all actions requested by Innova to cause the Central American Shut-Down Date to occur in such Central American Country as promptly as practicable but in no event later than 90 days from the date Innova requests such Central American Shut-Down Date to occur and (ii) all Losses (x) incurred by DTVLA, its Affiliates or their respective directors, officers, employees, managers, partners, shareholders, members, agents and representatives (each individually, a “DTVLA Group Member”), in connection with any such Innova notice delivered on or prior to the date that is the second anniversary of the date of this Agreement shall be shared equally by Innova and DTVLA and (y) incurred by any DTVLA Group Member in connection with any such Innova notice delivered after the date that is the second anniversary of the date of this Agreement shall be borne solely by DTVLA.

Section 2.3 Innova Matters.

(a) Simultaneously with the execution and delivery of this Agreement, the Parties have, and have caused their respective Affiliates to, execute and deliver the Amended and Restated Social Part Holders Agreement.

(b) Prior to the Galaxy Mexico Shut-Down Date, (i) News shall not, and shall cause its Affiliates and their designees on the Boards of Directors of Innova and its subsidiaries (subject to their fiduciary duties owed to Innova and its subsidiaries) not to, take any action or omit to take any action if such action or omission prevents Innova and its Subsidiaries from conducting their business in the ordinary course consistent with past practices, except as Televisa reasonably requests and except as contemplated hereby, and (ii) News shall maintain, and cause its Affiliates and their designees on the Boards of Directors of Innova and its subsidiaries to maintain, all Innova information in strictest confidence. Without limiting the generality of the preceding sentence, except as contemplated hereby:

(1) News shall not, and shall cause its Affiliates not to, share any Innova information with any officers, directors or employees of DIRECTV or its Affiliates, regardless of their position at News (including Jacopo Bracco, Chase Carey, Bruce Churchill and Romulo Pontual);

(2) News shall not permit any officer, director or employee of DIRECTV or its Affiliates to serve on the Boards of Directors of Innova and its subsidiaries (including Jacopo Bracco, Chase Carey, Bruce Churchill and Romulo Pontual);

(3) News shall cause any officer, director or employee of News or its Affiliates who receives Innova information to maintain all Innova information in strictest confidence; and

(4) News shall cause all current and former officers, directors and employees of News and its Affiliates who are to serve in any capacity at DIRECTV or its Affiliates to maintain all Innova information in strictest confidence.

(c) Innova shall notify DIRECTV and News in writing at least 30 days in advance of the date Innova plans to take Innova’s Provider II smart card system out of service, and DIRECTV and News shall (i) cause MCOP to take MCOP’s smart card system out of service as soon as practicable thereafter and in any event not later than the earliest of (x) 15 months after the date of this Agreement, and (y) six months after the date (x) the Comisión Nacional de Televisión (CNTV) approves, or otherwise confirms that the CNTV has no objection to, the transfer of control of Sky Colombia, S.A. to DIRECTV (the “CNTV Consent”) or (y) the parties receive an opinion of counsel that the CNTV Consent is not required; and (ii) thereafter, cause MCOP not to use a smart card system compatible with any smart card system then being used by Innova or its subsidiaries.

Section 2.4 Purchase and Sale of MCOP Interest.

(a) Simultaneously with the execution and delivery of this Agreement, Televisa, Televisa MCOP Holdings, Inc. and DIRECTV are executing and delivering a Purchase and Sale Agreement (the “MCOP Purchase Agreement”).

(b) Simultaneously with the execution and delivery of this Agreement, DIRECTV is causing PanAmSat to execute and deliver a Release of Guaranty releasing Televisa from any liability or obligation under the MCOP/PanAmSat Guarantee.

Section 2.5 Carriage Rights.

(a) U.S. Platforms. Effective as of the date hereof, Televisa will have the right, subject to any existing contractual restrictions applicable to Televisa, to require the carriage of at least two Televisa Channels, in the Hispanic tier (or, if there is no Hispanic tier, on an à la carte basis), on any U.S. Platform for so long as such platform continues operations and continues to constitute a U.S. Platform; provided, however, that with respect to any such Platform serving only Canada, (i) Televisa will have this right only to the extent permitted by Canadian law, and (ii) such Platform shall have the right to further limit Televisa’s carriage rights under this Section 2.5(a) if and to the extent the Platform determines in good faith that, due to limitations under Canadian law on such Platform’s ability to carry non-Canadian channels, it is commercially reasonable to exclude one or both of the Televisa channels in order to carry other non-Canadian channels so long as such other channels’ programming is not produced or dubbed into Spanish and is not subtitled in Spanish. Each U.S. Platform will enter into a carriage agreement (subject to Section 2.5(d)) with Televisa or one or more of its Affiliates and will launch Televisa Channels within a commercially reasonable period and, in any event, no later than 3 months after the date on which Televisa delivers notice to the U.S. Platform of the projected launch of the Televisa Channels.

(b) Latin American Platforms. Effective as of the date hereof, Televisa will have the right, subject to any contractual restrictions applicable to Televisa as of the date hereof, to require the carriage of the five Televisa Channels currently carried on “Sky” platforms (including substitutions therefor) in the basic tier, on any Latin American Platform for so long as such platform continues operations and continues to constitute a Latin American Platform. Each Latin American Platform will enter into a carriage agreement with Televisa or one or more of its Affiliates substantially in the form attached hereto as Exhibit B, having an initial term of four years from the date such carriage commences and providing for monthly fee payments. The aggregate monthly fee for the five Televisa Channels will be calculated based on the local currency equivalent of U.S. $0.728 per subscriber per month as of the date of the Carriage Agreement, adjusted quarterly for inflation in the relevant country and paid in U.S. dollars based on prevailing exchange rates. DIRECTV and News will use commercially reasonable efforts to launch any Televisa Channels required to be carried pursuant to this Section 2.5(b) within a commercially reasonable period and, in any event, shall launch such channels no later than 3 months after the date Televisa delivers notice to the Latin American Platform of the projected launch of such Televisa Channel. Each such Televisa Channel shall be launched in priority to programming of the same genre provided by other suppliers, other than local content suppliers, subject to pre-existing contractual launch commitments, as notified by DIRECTV to Televisa in writing prior to the date hereof. Televisa may discontinue the carriage of any Televisa Channel and substitute therefor a new Televisa Channel upon six months prior notice to the relevant Latin American Platform. The new Televisa Channel shall be of comparable quality and marketability compared to the discontinued Televisa Channel, unless (i) such new Televisa Channel is distributed on an established carrier in any country in Latin America (other than Brazil) or (ii) the discontinued Televisa Channel is not thereafter made available to other pay-TV platforms in the territory served by such Latin American Platform. Following the expiration of the initial term of such carriage agreements, each Latin American Platform shall be required to carry Televisa Channels required to be carried pursuant to this Section 2.5(b) on commercially reasonable terms and conditions and subject to the same terms and conditions for discontinuance and substitution as provided in the two immediately preceding sentences, pursuant to a new carriage agreement to be entered into not later than 90 days before such expiration.

(c) ROW Platforms. Effective as of the date hereof, Televisa will have the right, subject to any existing contractual restrictions applicable to Televisa or applicable to a ROW Platform (provided that such restrictions were not established in connection with or in anticipation of such ROW Platform becoming a ROW Platform), to require the carriage of at least one Televisa Channel on any ROW Platform for so long as such platform continues operations and continues to constitute a ROW Platform. Such carriage shall be on an a la carte basis, except that in the case of any country in which Spanish is the primary language, such carriage shall be on the basic tier. Each ROW Platform will enter into a carriage agreement (subject to Section 2.5(d)) with Televisa or one or more of its Affiliates and will launch Televisa Channels within a commercially reasonable period and, in any event, no later than 3 months after the date on which Televisa delivers notice to the ROW Platform of the projected launch of the Televisa Channel.

(d) Carriage Agreements. If Televisa exercises its right to require a DTH Business (including a Specified Entity which has a local operating agreement or similar arrangement with a DTH Business) to carry a Televisa Channel as set forth above, the DTH Business and Televisa will negotiate in good faith the terms of a carriage agreement pursuant to which the Televisa Channel will be provided to the DTH Business and offered to subscribers, which carriage agreement shall in any case be on commercially reasonable terms. If Televisa and the relevant DTH Business are unable to agree on the terms and conditions of a carriage agreement, then the terms shall be determined through arbitration in accordance with Section 7.5

(e) If Televisa and its Affiliates cease to own at least the Minimum Holding, Televisa’s rights to require carriage of Televisa Channels on U.S. Platforms, Latin American Platforms or ROW Platforms pursuant to Sections 2.5(a), (b) and (c) shall terminate; provided that existing contracts will be honored and remain in full force and effect through their scheduled termination dates.

(f) In the event that News, DIRECTV, DTVLA, or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) directly or indirectly, transfers all or substantially all of its properties and assets engaged in the DTH Business in Latin America to any Person, then in each such case proper provisions shall be made so that the successors and assigns of News, DIRECTV, DTVLA or their Affiliates shall assume the obligations owed to Televisa pursuant to this Section 2.5.

Section 2.6 Technology Matters.

(a) The Parties intend to rationalize the broadcast operations costs of Innova and the Latin American Platforms, and create the most efficient operation to reduce cost, while maintaining the quality and level of service required by those DTH Businesses. To do so, the Parties will evaluate how best to consolidate the existing facilities in Miami Lakes, Florida and Long Beach, California. News and DIRECTV will use commercially reasonable efforts to consolidate the existing broadcast operations facilities into the Miami Lakes facility, and close the Long Beach facility, which is intended to occur by March 30, 2006. In addition, the Parties intend to explore the feasibility of transferring more activity to less expensive in-region locations.

(b) All platforms will share proportionately in the benefits of shared-cost reductions. The principle of charging platforms costs plus five percent will be preserved, and as savings in shared costs are achieved, the savings will be passed along to the platforms. In any event, during the term of its existing agreement with DTH Techco, Innova will not be charged any more than it is today, for the same set of agreed services. If Innova requires additional services in the interim period, the Parties will negotiate in good faith to provide those services at a reasonable cost. In addition, Innova will not be charged for any costs associated with the Long Beach facility, unless otherwise agreed. Notwithstanding anything to the contrary in this Agreement, the DTH Techco Partnership Agreement or the Innova/Techco Services Agreement, any excess costs (including excess funding obligations) of DTH Techco arising out of Sky Brazil or MCOP reducing the amount of services they obtain from DTH Techco shall be borne by News and DIRECTV.

(c) If News or any of its Affiliates intends to develop or exploit with any Mexican partner any existing or new technology in Mexico, News shall give Televisa written notice of such intention (the “Technology Notice”) describing in reasonable detail the nature of the technology and the material aspects of its plans to develop or exploit such technology in Mexico. For a period of 90 days after the date of delivery of the Technology Notice (the “Negotiation Period”), News shall, at Televisa’s request, negotiate in good faith with Televisa the terms on which Televisa may participate in the development or exploitation of the technology in Mexico. If News and Televisa fail to reach an agreement on the terms on which Televisa may participate in the technology opportunity within such Negotiation Period, News may within 90 days thereafter enter into agreements or arrangements permitting another Mexican party to participate in the technology opportunity, provided that the terms of participation offered by News to the third party are not materially more favorable to the Mexican party than the terms offered to Televisa during the Negotiation Period. Televisa’s rights under this Section 2.6(c) shall continue so long as Televisa and its Affiliates own at least the Minimum Holding. Notwithstanding the foregoing, News shall have no liability for any failure to comply with this Section 2.6(c) if (i) such failure is inadvertent and (ii) the technology to be developed or exploited does not relate to television (including over-the-air broadcast, satellite, cable or other pay television), radio, the internet, or newspaper or magazine publications.

Section 2.7 World Cup Dispute. Simultaneously with the execution and delivery of this Agreement, DIRECTV and Televisa, on their own behalf and on behalf of their subsidiaries and Affiliates, have executed and delivered the World Cup Settlement Agreement.

Section 2.8 North American Platform MOU. Simultaneously with the execution and delivery of this Agreement, Televisa and News hereby agree that the North American Platform MOU, and all of the rights and obligations of the parties (and their successors, assigns and Affiliates) thereunder, past, present or future and whenever or however arising, are hereby terminated and of no force and effect ab initio. Televisa and News further agree to execute and deliver such agreements and to take such actions that are reasonably necessary or appropriate to effect the foregoing intent of this Section 2.8.

Section 2.9 Other Matters. If any Latin American Platform (or News, DIRECTV or DTVLA on behalf of any Latin American Platform) enters into any agreements or arrangements related to (i) the acquisition of IRDs or other subscriber equipment, (ii) the acquisition of programming or rights thereto, (iii) the use of technology, or (iv) the acquisition of other material items related to a DTH Business then DIRECTV and News will use commercially reasonable efforts to permit, or cause such Latin American Platform to permit, Innova and its subsidiaries to participate in such agreements or arrangements and to obtain such goods, services or property on terms no less favorable to Innova than the terms available to the Latin American Platform.

Section 2.10 DIRECTV Trademark. Within 60 days after the date of this Agreement, DIRECTV shall, or shall cause its Affiliates to, grant to Innova or its designated subsidiary, for nominal consideration, a royalty free, exclusive license to use the “DIRECTV” mark and registered and unregistered trademarks, logos and trade names using the name DIRECTV in Mexico and the Central American Countries; provided, however, that the term of such license shall commence upon the Galaxy Mexico Shut-Down Date or, with respect to any Central American Country, upon the relevant Central American Shut-Down Date and shall continue for so long as DIRECTV shall be bound by the exclusivity provisions set forth in Section 6.4 of the Amended and Restated Social Part Holders Agreement, pursuant to a license agreement otherwise on DIRECTV’s customary terms and conditions.

ARTICLE III

FORBEARANCE

Section 3.1. No Commencement of Legal Proceedings.

(a) From the date hereof until the earlier to occur of (I) in the case of Mexico, (A) the Galaxy Mexico Shut-Down Date or (B) the date that is seven days after the Migration Date, or (II) in the case of the Central American Countries, the Central American Shut-Down Date (with respect to each country, the “Forbearance Period”), each of (x) Televisa and Innova, on the one hand, and (y) News and DIRECTV, on the other hand, covenants that it will not commence any legal proceedings (in court, arbitration or any other forum) against the other alleging (or seeking a judicial determination of the non-existence of) (i) any breach of the Social Part Holders Agreement, the Sky Agreements or the By-Laws of Innova, the Bylaws of Innova Holdings, and any similar document or instrument governing any subsidiary of Innova (ii) unfair competition or violation of any exclusivity or non-compete obligation relating to any DTH Business in Mexico or in the Central American Countries, (iii) breach of fiduciary duty or conflict of interest relating to any DTH Business in Mexico or in the Central American Countries, (iv) interference with any contractual or economic rights relating to any DTH Business in Mexico or in the Central American Countries, or (v) any other breach of the rights and obligations of (x) Televisa and Innova or (y) News and DIRECTV, in each of clauses (i) through (iv) above, arising out of or related to the News/DIRECTV Transaction and the ownership and operation by News of DIRECTV and its subsidiaries (collectively, the “Covered Claims”).

(b) During the Forbearance Period with respect to a country, all applicable statutes of limitation and other requirements governing the timeliness of the assertion of any Covered Claims shall be tolled with respect to such country. Without limiting the claims, damages and defenses of the Parties that exist as of the date hereof, with respect to a country, none of the Parties shall assert any legal or equitable defense to any Covered Claims (including the doctrine of laches or the lack of irreparable harm) with respect to such country based upon the passage of time during the Forbearance Period.

(c) If for any reason (i) the Galaxy Mexico Shut-Down Date does not occur on or before the date that is seven days after the Migration Date, each Party shall be free to assert, with respect to all relevant countries any Covered Claims and any defenses to such Covered Claims (other than those set forth in Section 3.1(b) above) that it may have, including for damages suffered during the Forbearance Period or (ii) the Galaxy Mexico Shut-Down Date occurs on or before the date that is seven days after the Migration Date but the Central American Shut-Down Date does not occur with respect to one or more Central America Countries within 90 days after Innova requests such Central American Shutdown Date to occur, each Party shall be free to assert, with respect to any country for which the Central American Shut-Down Date has not occurred, any Covered Claims and any defenses to such Covered Claims (other than those set forth in Section 3.1(b) above) that it may have, including for damages suffered during the Forbearance Period.

Section 3.2. Release and Waiver of Claims Upon Closing.

(a) In the event that the Galaxy Mexico Shut-Down Date occurs on or prior to the date that is seven days after the Migration Date, and News has complied with its obligations under Section 2.3(b), Televisa and Innova shall deliver to News and DIRECTV, and News and DIRECTV shall deliver to Televisa and Innova, a waiver and release of Covered Claims arising prior to the date of such release with respect to Mexico in substantially the form attached hereto as Exhibit C.

(b) In the event that the Central American Shut-Down Date occurs within 90 days after Innova requests such Central American Shutdown Date to occur, Televisa and Innova shall deliver to News and DIRECTV, and News and DIRECTV shall deliver to Televisa and Innova, a waiver and release of Covered Claims arising prior to the date of such release with respect to the country or countries for which the Central American Shut-Down has occurred in substantially the form attached hereto as Exhibit C.

Section 3.3. No Effect on Obligations Under This Agreement. Nothing in this Article III limits the rights of the Parties to bring, or requires the Parties to forbear from bringing, any action or proceeding to enforce the obligations under this Agreement, the Ancillary Agreements or any other agreement entered into in connection with the transactions contemplated hereby that is not a Covered Claim.

ARTICLE IV

GUARANTEES

Section 4.1 General. Each Party shall cause its relevant Affiliates to take or refrain from taking all actions necessary for such Party to perform its obligations under this Agreement and the Ancillary Agreements as contemplated hereby and thereby, as if such relevant Affiliate was a party to such agreement. Each Party shall cause each operating entity in which it holds any ownership interest or voting power (to the extent of such ownership interest or voting power) to take or refrain from taking all actions necessary for such Party to perform its obligations hereunder and to cause such operating entity to take such actions as are contemplated hereby.

Section 4.2 Affiliate Guarantees. Each of Televisa, News, Innova and DIRECTV hereby irrevocably and unconditionally guarantees to each other Party that each of such Party’s Affiliates shall pay and perform as required thereby, each and every one of their respective covenants, agreements and obligations contained in this Agreement or any Ancillary Agreement. This guaranty (i) is an absolute, unconditional, present and continuing guarantee of payment and performance and not of collectibility, (ii) is in no way conditioned or contingent upon any attempts to collect or upon any other condition or contingency, and (iii) shall not be affected in any way by any time or indulgence granted to the underlying obligor or any variation, compromise or release of any underlying obligation.

Section 4.3 Platform Guarantees.

(a) DIRECTV hereby irrevocably and unconditionally guarantees to Televisa and its Affiliates that each Latin America Platform, ROW Platform or U.S. Platform (subject to Section 2.5(d)) in which DIRECTV or any of its Affiliates has a direct or indirect interest (and the respective subsidiaries of such DTH Businesses) shall pay and perform as required thereby, each and every one of their respective covenants, agreements and obligations contemplated by this Agreement or any Ancillary Agreement. If any DTH Business ceases to be a Latin American Platform, ROW Platform or U.S. Platform, or if DIRECTV and its Affiliates cease to own any direct or indirect interest in such DTH Business, then the foregoing guarantee shall terminate; provided, however, that such termination shall not relieve DIRECTV of any covenants, agreements and obligations that existed prior to such event.

(b) News hereby irrevocably and unconditionally guarantees to Televisa and its Affiliates that each Latin America Platform, ROW Platform or U.S. Platform (subject to Section 2.5(d)) in which News or any of its Affiliates has a direct or indirect interest (and the respective subsidiaries of such DTH Businesses) shall pay and perform as required thereby, each and every one of their respective covenants, agreements and obligations contemplated by this Agreement or any Ancillary Agreement. If any DTH Business ceases to be a Latin American Platform, ROW Platform or U.S. Platform, or if News and its Affiliates cease to own any direct or indirect interest in such DTH Businesses, then the foregoing guarantee shall terminate; provided, however, that such termination shall not relieve News of any covenants, agreements and obligations that existed prior to such event.

(c) Each of the foregoing guarantees (i) is an absolute, unconditional, present and continuing guarantee of payment and performance and not of collectibility, (ii) is in no way conditioned or contingent upon any attempts to collect or upon any other condition or contingency, and (iii) shall not be affected in any way by any time or indulgence granted to the underlying obligor or any variation, compromise or release of any underlying obligation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of All Parties. Each Party to this Agreement represents and warrants to the other Parties as follows:

(a) Due Incorporation. Such Party is duly incorporated or otherwise duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted. Such Party is duly licensed or qualified to do business in each jurisdiction, except where the failure to be licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its financial condition or its ability to perform its obligations hereunder.

(b) Power; Authority; Execution; Delivery; Enforceability. Such Party has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and the Ancillary Agreements and to perform fully such Party’s obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and delivered by such Party and, assuming the due execution and delivery by the other Parties hereto, constitute the valid and binding obligations of such Party, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(c) Consents. No approval or consent of any Governmental Authority or of any other Person is required in connection with the execution and delivery by such Party of this Agreement and the consummation and performance by such Party of the transactions contemplated under this Agreement and the Ancillary Agreements, except such consents and approvals which if not obtained would not materially impair such Party’s ability to perform its obligations under this Agreement and the Ancillary Agreements or have a material adverse effect on the financial position of such Party.

(d) No Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereunder and thereunder, and the performance by such Party of this Agreement and the Ancillary Agreements in accordance with their respective terms and conditions does not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the Certificate of Incorporation, Bylaws or documents analogous to the foregoing documents of such Party, each as currently in effect, or (ii) any instrument, contract or other agreement to which such Party is a party or by or to which it or its assets or properties are bound or subject, except conflicts, breaches or violations as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, materially impair such Party’s ability to perform its obligations under this Agreement or the Ancillary Agreements have a material adverse effect on the financial position of such Party.

(e) Litigation. As of the date hereof, (i) there are no actions, suits, proceedings or investigations pending or, to the knowledge of such Party or the Affiliates of such Party, threatened against or affecting such Party or the Affiliates of such Party or their respective properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality or arbitrator which would, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding, which if adversely determined) reasonably be expected to materially impair such Party’s ability to perform its obligations under this Agreement or the Ancillary Agreements, and (ii) such Party or the Affiliates of such Party have not received any currently effective notice of any default, and such Party and the Affiliates of such Party are not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality or arbitrator which would reasonably be expected to materially impair such Party’s ability to perform its obligations under this Agreement or the Ancillary Agreements.

Section 5.2 Representations and Warranties of News and DIRECTV. News and DIRECTV represent and warrant to Televisa and Innova as follows:

(a) Platforms. Attached hereto as Exhibit D is a true, complete and correct list of all Latin American Platforms, U.S. Platforms and ROW Platforms. None of News, DIRECTV or any of their respective Affiliates owns any equity interest in, or has entered into any operating agreement or similar arrangement with or otherwise participates in any DTH Business operating in any of the Central American Countries, except for the LOAs.

(b) Globo Arrangements. As of the date hereof, News has made available to Televisa and Innova true, correct and complete copies of all written agreements (and any exhibits or schedules thereto) by Globo Communiçacões e Participações S.A. (“Globo”) or its Affiliates, on the one hand, and News, DIRECTV or their Affiliates, on the other hand, entered into in connection with the proposed restructuring of News, DIRECTV or their Affiliates and Globo’s or its Affiliates’ ownership interests in Sky Brasil Serviços Ltda., and the proposed acquisition of Globo’s and its Affiliates’ ownership interest in MCOP and Sky Latin America Partners and the related transactions involving such parties contemplated thereby.

(c) Cisneros Arrangements. As of the date hereof, News has made available to Televisa and Innova true, correct and complete copies of all written agreements (and any exhibits or schedules thereto) by Darlene Investments LLC (“Cisneros”) or its Affiliates, on the one hand, and News, DIRECTV or their Affiliates, on the other hand, entered into in connection with the restructuring by DTVLA and Cisneros of their ownership interests in DTVLA and in connection with the case commenced by DTVLA under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, Case No. 03-10805(PJW) and the related transactions involving such parties contemplated thereby.

(d) Liberty Arrangements. As of the date hereof, News has made available to Televisa and Innova true, correct and complete copies of all written agreements (and any exhibits or schedules thereto) by Liberty or its Affiliates, on the one hand, and News, DIRECTV or their Affiliates, on the other hand, entered into in connection with the acquisition by News, DIRECTV or their Affiliates of Liberty’s or its Affiliates’ ownership interests in Innova, Innova Holdings, Sky Brasil Serviços Ltda., MCOP, Sky Latin America Partners and DTH Techco and the related transactions involving such parties contemplated thereby.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification. Each Party will indemnify, defend and hold harmless each other Party, such other Party’s Affiliates, and the officers, directors, employees, partners, members, shareholders, agents and representatives of such other Party and such other Party’s Affiliates, from and against any and all Losses arising out of, resulting from or relating to (i) any breach by such Party or any of its Affiliates of a representation or warranty contained in this Agreement or the Ancillary Agreements, or (ii) any failure by such Party or any of its Affiliates to perform any agreement or covenant contained in this Agreement or the Ancillary Agreements except to the extent such performance is prevented or impeded by another Party’s willful misconduct, in which case such other Party shall be responsible for such misconduct.

Section 6.2 Procedure for Indemnification.

(a) For purposes of this Article VI, any Person entitled to indemnification is referred to as an “Indemnified Party”, and any Person liable to indemnify an Indemnified Party shall be known as an “Indemnifying Party.” The Indemnified Party shall notify the Indemnifying Party as soon as practicable after the Indemnified Party receives notice of or otherwise has actual knowledge of such claim, and shall provide to the Indemnifying Party as soon thereafter as practicable all information and documentation necessary to support and verify the claim being asserted, and the Indemnifying Party shall be given access to all books and records in the possession or control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim.

(b) Promptly after receipt by an Indemnified Party of notice of the commencement by any third party of any action, suit or proceeding which might result in the Indemnifying Party becoming obligated to indemnify or make any other payment to the Indemnified Party under this Article VI, the Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party, notify the Indemnifying Party promptly in writing of the commencement thereof. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have on account of this indemnification or otherwise, except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right, within thirty (30) days after being so notified, to assume the defense of such litigation or proceeding with counsel reasonably satisfactory to the Indemnified Party. In any such litigation or proceeding the defense of which has been assumed by the Indemnifying Party, the Indemnified Party shall have the right to participate therein and retain its own counsel at its own expense, provided that such Indemnified Party’s counsel shall be retained at the Indemnifying Party’s expense if (i) the Indemnified Party and the Indemnifying Party so agree or (ii) the named parties to any such litigation or proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to actual or potential differing interests between them, provided further that in no event shall an Indemnifying Party be obligated to pay for more than one firm of counsel (in addition to any local counsel) for all such Indemnified Parties, unless the representation of all Indemnified Parties by the same firm of counsel would be inappropriate due to actual or potential differing interests between them or each such Indemnified Party is named party to any such litigation or proceeding. To the extent that the settlement of such an action or proceeding, the defense of which has been assumed by the Indemnifying Party, involves payment of money, the Indemnifying Party shall have the right, in consultation with the Indemnified Party, to settle those aspects dealing only with the payment of money. Notwithstanding the foregoing, in connection with any such defense or settlement, the Indemnifying Party shall not enter into a consent decree or any settlement involving injunctive or other non-monetary relief or consent to an injunction or any settlement without the Indemnified Party’s written consent, which consent shall not be unreasonably withheld. The Indemnified Party shall cooperate, and shall use its reasonable efforts to cause its employees and the employees of any of its respective Affiliates to cooperate with the Indemnifying Party in the defense of any action, suit or proceeding assumed by the Indemnifying Party.

(c) Each Indemnifying Party’s obligation under this Article VI shall not affect the other Parties’ right to seek any other remedy upon a default by the Indemnifying Party under this Agreement.

(d) All sums payable by the Indemnifying Party in accordance with this Article VI shall be paid without any deduction, withholding, counterclaim or set-off.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, (c) by a generally recognized overnight courier service which provides written acknowledgment by the addressee of receipt, or (d) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (d) shall also be sent pursuant to clause (b) or (c)), addressed as follows:

(i) if to Innova, to:

Innova, S. de R.L. de C.V.

Insurgentes Sur No. 694

Colonia Del Valle C.P. 03100

Mexico, D.F.

Attention: Director Juridico

Telecopier: (52-55) 5448-4047

with copies to:

Grupo Televisa, S.A.

Avenida Vasco de Quiroga 2000

Edificio A, Cuarto Piso

Colonia Santa Fe Zedec

01210 Mexico, D.F.

Attn: Juan S. Mijares Ortega, General Counsel

Telecopier: (52-55) 5261-2546

Fried, Frank, Harris, Shriver & Jacobson, LLP

One New York Plaza

New York, New York 10004-1980

Attn: Joseph A. Stern, Esq.

Telecopier: (212) 859-8589.

(ii) if to Televisa, to:

Grupo Televisa, S.A.

Avenida Vasco de Quiroga 2000

Edificio A, Cuarto Piso

Colonia Santa Fe Zedec

01210 Mexico, D.F.

Attn: Juan S. Mijares Ortega, General Counsel

Telecopier: (52-55) 5261-2546

with copies to:

Fried, Frank, Harris, Shriver & Jacobson, LLP

One New York Plaza

New York, New York 10004-1980

Attn: Joseph A. Stern, Esq.

Telecopier: (212) 859-8589

(iii) if to News, to:

c/o The News Corporation Limited

1211 Avenue of the Americas

New York, New York 10036

Attn: Arthur M. Siskind, Esq.

Telecopier: (212) 768-2029

with copies to:

Hogan & Hartson L.L.P.

875 Third Avenue

New York, New York 10022

Attn: Ira S. Sheinfeld, Esq.

Mitchell S. Ames, Esq.

Telecopier: (212) 918-3100

(iv) If to DIRECTV, to:

The DIRECTV Group, Inc.

200 North Sepulveda Boulevard

El Segundo, CA 90245

Attn: Larry Hunter, Esq.

Telecopier: (310) 964-0835

with copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael Lubowitz

Telecopier: (212) 735-4781

(v) if to DTVLA, to:

DIRECTV Latin America, LLC

1211 Avenue of the Americas

New York, NY 10036

Attn: General Counsel

Telecopier: (212) 462-5036

with copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael Lubowitz

Telecopier: (212) 735-4781

or to such other addresses as may be specified by like notice to the other parties.

Section 7.2 Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, all the Parties hereto. No failure or delay of any Party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof of the exercise of any other right or power.

Section 7.3 Binding Agreement; Assignment; No Third Party Beneficiaries; News Parent.

(a) This Agreement will be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Except as set forth herein and by operation of law, no party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of each other party to this Agreement. Nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof.

(b) Promptly upon a reorganization of News resulting in News Corporation, a Delaware corporation (“News Parent”), becoming the ultimate parent of News and its subsidiaries, the rights and obligations of News under this Agreement and under the Ancillary Agreements shall be transferred to News Parent, and each reference to News hereunder and thereunder shall be deemed a reference to News Parent, it being understood that News shall be a controlled subsidiary of News Parent, whereupon News shall be released in full of any and all obligations under this Agreement (subject to the assignee confirming in writing to the other Parties to be bound by the rights and obligations so assigned in accordance with this Agreement).

Section 7.4 Governing Law; Dispute Resolution; Equitable Relief.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

(b) Subject to Section 7.5, each Party to this Agreement irrevocably consents and agrees that any legal action, suit or proceeding by it against any of the other Parties with respect to its rights, obligations or liabilities under or arising out of or in connection with this agreement shall be brought by such Party only in the United States District Court for the Southern District of New York or, in the event (but only in the event) such court does not have subject matter jurisdiction over such action, suit or proceeding, in the courts of the State of New York sitting in New York City, and each Party to this Agreement hereby irrevocably accepts and submits to the jurisdiction of each of the aforesaid courts in person and, with respect to any such action, suit or proceeding (including, without limitation, claims for interim relief, counterclaims, actions with multiple defendants and actions in which such party is implied). Each Party hereto irrevocably and unconditionally waives any right that it may have to a jury trial in any legal action, suit or proceeding with respect to, or arising out of or in connection with this Agreement. Each of the Parties hereby irrevocably designates CT Corporation System (the “Process Agent”), with an office at 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings with respect to this Agreement, and such service shall be deemed complete upon delivery thereof to the Process Agent, provided that in the case of any such service upon the Process Agent, the Party effecting such service shall also deliver a copy thereof to the intended recipient in the manner provided in Section 7.1. Each of the Parties shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that each Party will at all times have an agent for service of process for the above purposes in New York, New York. In the event of the transfer of all or substantially all of the assets and business of the process agent to any other corporation by consolidation, merger, sale of assets or otherwise, such other corporation shall be substituted hereunder for the process agent with the same effect as if named herein in place of the Process Agent. Each of the Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable laws. Each of the Parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America.

(c) Each Party hereto agrees that money damages would not be a sufficient remedy for the other Parties hereto for any breach of this Agreement by it, and that in addition to all other remedies the other Parties hereto may have, they shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach. Each Party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

Section 7.5 Arbitration of Certain Disputes. If the Parties are unable to reach agreement under Section 2.5(e) (concerning the terms of a carriage agreement) or to resolve any other dispute which the parties have agreed will be subject to this Section 7.5 (each, a “Dispute”), the Dispute shall be resolved in accordance with the following procedures:

(a) All Disputes shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a single arbitrator appointed in accordance with such Rules (the “Arbitrator”).

(b) The site of the arbitration shall be New York, New York or such other location as the Parties may mutually agree in writing, any award shall be deemed to have been made there, and the language to be used in the arbitration proceedings shall be the English language.

(c) Within 30 days after the appointment of the Arbitrator (the “Submission Period”), each party to the Dispute shall submit to the Arbitrator, in a sealed envelope, a written statement setting forth such Party’s good faith proposal for the resolution of the contested issue.

(d) Such submissions shall remain secret until after the Arbitrator has received each Party’s proposal, at which time the Arbitrator shall inform each Party of the other’s proposal. No such proposal may be amended after it is submitted to the Arbitrator. If any Party fails to submit its proposal by the end of the Submission Period, the Arbitrator shall order the adoption of the other Party’s proposal. The Arbitrator may rely upon such evidence as the Arbitrator may choose in his or her discretion in making such determination. Within 10 days after the Arbitrator informs each Party of the other’s proposal, either Party may also submit to the Arbitrator such written evidence in support of its position as it deems appropriate. The Arbitrator shall be empowered to convene a hearing not to exceed three (3) days in length at which the Arbitrator shall be permitted to question either Party regarding their respective positions or, in lieu of such hearing, to submit written questions to either Party.

(e) Within fifteen (15) days after the closing of the arbitration hearing, the Arbitrator will prepare and distribute to the parties a writing setting forth the Arbitrator’s decision relating to the Dispute. The Arbitrator shall compare the proposals and shall determine which proposal he or she believes to be the resolution most closely in accordance with the relevant provisions of this Agreement and shall order the adoption of such proposal as the relief granted.

(f) Any award rendered by the Arbitrator will be final, conclusive and binding upon the Parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

(g) The non-prevailing party will bear all fees, costs and expenses of the Arbitration, and all the fees, costs and expenses of its own attorneys, experts and witnesses; and will reimburse all reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such proceedings, in addition to any other relief to which it may be entitled.

(h) Notwithstanding anything to the contrary in this Section 7.5, either party may seek injunctive relief from a court of competent jurisdiction (in accordance with Section 7.4) at any time without complying with the foregoing provisions.

Section 7.6 Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by applicable law, each Party hereto waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible.

Section 7.7 Table of Contents; Headings. The table of contents and the headings in this Agreement are for convenience of reference only and will not affect the construction of any provisions hereof.

Section 7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7.9 Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein,

provided that this provision shall not abrogate any other written agreement between the parties hereto executed simultaneously with this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.10 Further Assurances. Each Party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents, and to do all such other acts and things, as may be required by law or as may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 7.11 Survival of Rights, Duties and Obligations. Dissolution or termination of the Company for any cause shall not release any Party from any liability which at the time of dissolution or termination had already accrued to any other Party or which thereafter may accrue in respect of any act or omission prior to such dissolution or termination.

Section 7.12 Costs and Expenses. Each party hereto shall bear its own fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and any agreements, instruments or documents executed or delivered in connection herewith, except as otherwise specifically provided herein or therein.

Section 7.13 Public Announcements. Upon execution of this Agreement, the Parties shall issue an agreed press release announcing the transactions contemplated by this Agreement and the Ancillary Agreements. Except as required by law or regulation or the requirements of applicable stock exchanges, no other public disclosure or publicity concerning the subject matter hereof will be made without the prior approval of each of the Parties.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

GRUPO TELEVISA, S.A.

By:	/s/ Alfonso de Angoitia Noriega
Name:	Alfonso de Angoitia Noriega
Title:	Attorney-in-Fact

By:	/s/ Salvi Rafael Folch Noriega
Name:	Salvi Rafael Folch Noriega
Title:	Attorney-in-Fact

THE NEWS CORPORATION LIMITED

By:	/s/ Arthur Siskind
Name:	Arthur Siskind
Title:	Senior Executive Vice President and Group General Counsel

INNOVA, S. de R.L. de C.V.

By:	/s/ Alexandre Moreira Penna da Silva
Name:	Alexandre Moreira Penna da Silva
Title:	Attorney-in-Fact

By:	/s/ Carlos Ferreiro Rivas
Name:	Carlos Ferreiro Rivas
Title:	Attorney-in-Fact

THE DIRECTV GROUP, INC.

By:	/s/ Bruce B. Churchill
Name:	Bruce B. Churchill
Title:	Executive Vice President & Chief Financial Officer

DIRECTV LATIN AMERICA, LLC

By:	/s/ Bruce B. Churchill
Name:	Bruce B. Churchill
Title:	President